                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                      Advanced Fibre Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

AFC LOGO

                      ADVANCED FIBRE COMMUNICATIONS, INC.
                              1 WILLOW BROOK COURT
                           PETALUMA, CALIFORNIA 94954

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 1999

TO OUR STOCKHOLDERS:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of ADVANCED FIBRE COMMUNICATIONS, INC. (the "Company"), which will be held at the offices of the Company, 2200 South McDowell Boulevard, Petaluma, California 94954 at 2:00 p.m. on Tuesday, May 25, 1999 (the "Annual Meeting") for the following purposes:

     1. To elect two directors to the Board of Directors to serve a three-year term, such directors to constitute Class III of the Company's Board of Directors;

     2. To consider and vote upon a proposal to ratify the selection of KPMG LLP as independent public accountants for the Company for the fiscal year ending December 31, 1999; and

     3. To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     These matters are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 5, 1999 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection ten days prior to the Annual Meeting at the principal offices of the Company, 1 Willow Brook Court, Petaluma, California 94954. The stock transfer books will not be closed between the record date and the date of the Annual Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

     Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

                                          Sincerely yours,

                                          /s/ DONALD GREEN
                                          _____________________
                                          Donald Green
                                          Chairman of the Board

April 14, 1999
Petaluma, California

STOCKHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT CAREFULLY PRIOR TO RETURNING
                                 THEIR PROXIES

                                PROXY STATEMENT
                                      FOR
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                      ADVANCED FIBRE COMMUNICATIONS, INC.
                           TO BE HELD ON MAY 25, 1999

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ADVANCED FIBRE COMMUNICATIONS, INC. ("AFC" or the "Company") of proxies to be voted at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") which will be held at the offices of the Company, 2200 South McDowell Boulevard, Petaluma, California 94954 on Tuesday, May 25, 1999 at 2:00 p.m., or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 1999 Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about April 14, 1999. The Company's 1998 Annual Report is being mailed to stockholders concurrently with this Proxy Statement. The 1998 Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

                         VOTING RIGHTS AND SOLICITATION

     The close of business on April 5, 1999 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, AFC had 76,634,372 shares of Common Stock, $.01 par value, issued and outstanding. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the Annual Meeting will have one vote for each share of Common Stock so held with regard to each matter to be voted upon. Representation of at least a majority of all outstanding shares of Common Stock of AFC is required to constitute a quorum. Accordingly, it is important that your shares be represented at the Annual Meeting.

     Shares of the Company's Common Stock represented by proxies in the accompanying form which are properly executed and returned to AFC will be voted at the Annual Meeting in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1-Election of Directors" and FOR ratification of the selection of accountants as described herein under "Proposal 2-Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted at the Annual Meeting. Election of directors by stockholders shall be determined by a majority of the votes cast by the stockholders entitled to vote at the election present in person or represented by proxy. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     The entire cost of distribution and solicitation of proxies will be borne by AFC. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses. Innisfree M&A Incorporated, New York, has been retained at an estimated cost of $12,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. This solicitation will be by mail, telephone, and other means.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides for a classified Board of Directors composed of seven directors. Accordingly, the terms of the office of the Board of Directors are divided into three classes. Class I will expire at the annual meeting of stockholders to be held in 2000, Class II will expire at the annual meeting to be held in 2001, and Class III will expire at the Annual Meeting. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any. To the extent there is an increase in the number of directors, additional directorships resulting therefrom will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. There are no family relationships among any of the Company's directors and executive officers. The Board of Directors has adopted a policy pursuant to which directors are generally required to retire from the Board of Directors upon attaining the age of 70.

     The proxy holders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of the two Class III nominees listed below, unless instructions to the contrary are marked on the proxy. These nominees have been selected by the Board of Directors and are both currently members of the Board. If you do not wish your shares to be voted for particular nominees, please identify the exceptions on the proxy card.

     In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

CLASS III -- NOMINEES FOR ELECTION:

               NAME                           PRINCIPAL OCCUPATION            DIRECTOR SINCE    AGE
               ----                           --------------------            --------------    ---
Donald Green......................    Chairman of the Board,                       1992         67
                                      Advanced Fibre Communications, Inc.
Dan Rasdal........................    Director, Symmetricom, Inc.                  1993         65

CLASS I -- DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING OF
           STOCKHOLDERS:

                NAME                          PRINCIPAL OCCUPATION            DIRECTOR SINCE    AGE
                ----                          --------------------            --------------    ---
Clifford H. Higgerson...............  General Partner,                             1993         59
                                      Communications Ventures
Alex Sozonoff.......................  Vice President of Customer Advocacy,         1997         61
                                      Hewlett-Packard Company

CLASS II -- DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING OF
            STOCKHOLDERS:

               NAME                           PRINCIPAL OCCUPATION            DIRECTOR SINCE    AGE
               ----                           --------------------            --------------    ---
Herbert M. Dwight, Jr.............    Chairman of the Board,                       1998         68
                                      Optical Coating Laboratory, Inc.
Ruann F. Ernst....................    Chief Executive Officer & President,         1998         51
                                      Digital Island, Inc.

     HERBERT M. DWIGHT, JR. has served as a director of the Company since May 1998. Mr. Dwight has served as Chairman of the Board of Optical Coating Laboratory, Inc. ("OCLI"), an optical coating and specialty ink manufacturer, since 1991. From 1991 to April 1998, Mr. Dwight also served as Chief Executive Officer of OCLI and from 1991 to 1997, he served as President of OCLI. Mr. Dwight is also a director of Applied Magnetics, Inc. and Applied Materials, Inc.

     RUANN F. ERNST has served as a director of the Company since May 1998. Ms. Ernst has served as President and Chief Executive Officer of Digital Island, Inc., a telecommunications service provider, since June 1998. From 1994 to 1998 she was General Manager, Financial Services Business Unit for Hewlett-Packard Company, an electronics equipment and computer company, and from 1993 to 1994 she was Worldwide Financial Services Marketing Manager for Hewlett-Packard Company. Ms. Ernst is also a director of Phoenix International Corporation and two private organizations.

     DONALD GREEN was a co-founder of the Company and has served as the Company's Chairman of the Board since May 1992. Mr. Green served as Chief Executive Officer of the Company from June 1998 through March 1999, and from May 1992 to June 1997. Mr. Green is also a director of TCSI Corporation, Larscom, Inc., two private companies and a non-profit foundation.

     CLIFFORD H. HIGGERSON has served as a director of the Company since January 1993. Mr. Higgerson has served as a general partner of Communications Ventures, a venture capital firm, since 1987 and a general partner of Vanguard Venture Partners, a venture capital firm and a stockholder of the Company, since July 1991. Mr. Higgerson is also a director of Digital Microwave Corporation, Ciena Corporation and eleven private companies.

     DAN RASDAL has served as a director of the Company since February 1993. Mr. Rasdal has served as a director of Symmetricom, Inc. ("Symmetricom"), a telecommunications company, since 1985. From 1988 to July 1998, Mr. Rasdal was Chairman of the Board and Chief Executive Officer of Symmetricom. From 1985 to July 1988 he served as President and Chief Executive Officer of Symmetricom. Mr. Rasdal is also a director of Celeritek, Inc.

     ALEX SOZONOFF has served as a director of the Company since October 1997. Mr. Sozonoff has served as Vice President of Customer Advocacy for Hewlett-Packard Company, an electronics equipment and computer company, since 1998. From 1994 to 1998, he was Vice President of Marketing for Hewlett-Packard Company.

                         BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of 11 meetings during the fiscal year ended December 26, 1998 (the "1998 fiscal year"). No director attended fewer than 75 percent of the aggregate number of Board meetings and meetings of committees on which he or she served, with the exception of Mr. Sozonoff and Ms. Ernst.

     The Board has several committees including an Audit Committee, a Compensation Committee, a Nominating Committee and a Governance Committee.

     The Audit Committee, currently consisting of Mr. Rasdal, Mr. Sozonoff and Ms. Ernst, meets with the Company's financial management and its independent public accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee held four meetings during the 1998 fiscal year.

     The Compensation Committee, currently consisting of Mr. Higgerson, Mr. Sozonoff and Mr. Dwight, reviews and approves the Company's compensation arrangements for key employees and administers the Company's 1996 Stock Incentive Plan (the "1996 Plan") and the Company's Employee Stock Purchase Plan. This Committee held seven meetings during the 1998 fiscal year.

     The Nominating Committee, currently consisting of Mr. Green, Mr. Rasdal and Ms. Ernst, was established in May 1998. The Nominating Committee's duties include presenting to the Board of Directors suggestions for nominees to the Board. Stockholders who wish to suggest qualified candidates to the

Nominating Committee should write to Peter A. Darbee, Secretary of the Company, at 1 Willow Brook Court, Petaluma, California 94954, stating in detail the candidate's qualifications for consideration by the Committee. A stockholder who wishes to nominate a director at a meeting of stockholders must comply with certain procedures set out in the Company's By-Laws. This Committee held no meetings during the 1998 fiscal year.

     The Governance Committee, currently consisting of Ms. Ernst and Mr. Dwight, was established in May 1998. The Governance Committee advises the Board of Directors on corporate governance matters, recommends governance principals and practices and assesses Board and Board Committee effectiveness. This Committee held one meeting during the 1998 fiscal year.

                             DIRECTOR COMPENSATION

     Prior to October 1998 non-employee Board members did not receive any cash fees for their service on the Board or any Board committee. Effective October 27, 1998, non-employee Board members of the Company receive an annual retainer of $6,000. In addition to the annual retainer, non-employee Board members receive $1,000 for each regularly scheduled Board or committee meeting attended and $500 for each unscheduled Board or committee meeting attended. If a Board and a committee meeting are held on the same day, one meeting fee is paid. Non-employee Board members are also entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. In addition, non-employee Board members receive stock options pursuant to the Automatic Option Grant Program in effect under the Company's 1996 Plan.

     Under the Automatic Option Grant Program, each individual who first joins the Board after June 30, 1996 as a non-employee Board member will receive a non-qualified stock option grant for 40,000 shares of Common Stock at the time of his or her commencement of board service, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each annual meeting of stockholders, each individual who is to continue to serve as a non-employee Board member will receive a non-qualified stock option grant to purchase 12,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company and whether or not such individual first joined the Board after June 30, 1996, provided that such individual has served as a non-employee Board member for at least six months.

     Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionee's service as a non-employee Board member cease prior to vesting in the shares. Each automatic option grant will vest in a series of installments over the optionee's period of Board service as follows: One-third of the option shares upon completion of one year of Board service, and the balance in twenty-four
(24) successive equal monthly installments upon the optionee's completion of each additional month of Board service thereafter. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     Upon her election to the Board on May 26, 1998, Ms. Ernst received a stock option for 40,000 shares, with an exercise price of $34.00 per share, pursuant to the Automatic Option Grant Program. Upon his appointment to the Board on May 13, 1998, Mr. Dwight received a stock option for 40,000 shares, with an exercise price of $40.00 per share, pursuant to the Automatic Option Grant Program. Each option was immediately exercisable for all of the option shares, but the shares purchasable thereunder were subject to vesting in accordance with the three
(3)-year vesting schedule described above. On October 27, 1998, the Board approved the cancellation of the options granted to Ms. Ernst and Mr. Dwight and their replacement with new options for the same number of shares with an exercise price of $8.625 per share, the fair market value per share of Common Stock on October 27, 1998. The new options so granted may not be exercised until October 27, 1999, at which time they will become exercisable for all of the option shares. However, the shares purchasable upon exercise of the options are subject to vesting in accordance with the vesting schedule which applied to the higher-priced, cancelled options. As of October 27, 1999, the number of vested shares purchasable upon exercise of the options will be the number of option shares which would have vested under the higher-priced, cancelled options as of such date. Thereafter, the option shares will continue to vest in accordance with the original vesting schedule established for the higher-priced, cancelled options.

                                   PROPOSAL 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG LLP served as independent public accountants for the Company for the fiscal year ended December 31, 1998. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the Annual Meeting to ratify the selection of KPMG LLP by the Board of Directors as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 1999, and to perform other appropriate services. In the event that stockholders fail to ratify the selection of KPMG LLP, the Board of Directors would reconsider such selection.

     A representative of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1999 by each person (or group of affiliated persons) who is known by the Company to own beneficially more than five percent of the outstanding shares of the Common Stock of the Company.

               NAME AND ADDRESS OF                  AMOUNT AND NATURE OF     PERCENT
                BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP(1)   OF CLASS
               -------------------                 -----------------------   --------
Tellabs, Inc.(2).................................         3,868,045            5.1%
  4951 Indiana Avenue
  Lisle, IL 60532

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of March 1, 1999 by (i) each director of the Company; (ii) each Named Executive Officer; and (iii) all directors and executive officers of the Company as a group.

                                                          AMOUNT AND
                                                          NATURE OF
                                                          BENEFICIAL     PERCENT
               NAME OF BENEFICIAL OWNER                  OWNERSHIP(1)    OF CLASS
               ------------------------                  ------------    --------
Donald Green(3)........................................   2,072,344        2.7%
Herbert M. Dwight, Jr.(4)..............................      48,556          *
Ruann F. Ernst(5)......................................      40,000          *
Clifford H. Higgerson(6)...............................     347,246          *
Dan Rasdal(7)..........................................     150,000          *
Alex Sozonoff(8).......................................      52,400          *
Carl J. Grivner........................................      59,582          *
Peter A. Darbee(9).....................................      12,392          *
Catherine Millet(10)...................................      32,590          *
Richard L. Stanfield(11)...............................      83,406          *
Gregory A. Peters(12)..................................      63,354          *
All executive officers and directors as a group (15
  persons)(13).........................................   6,141,769        8.0%

---------------
  *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options and warrants currently exercisable within 60 days are deemed to be outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes 600,000 shares that may be acquired upon exercise of a warrant.

 (3) Includes 458,971 shares issuable upon exercise of options held by Mr. Green, 442,304 of which shares will be vested as of 60 days from March 1, 1999. Also includes 123,130 shares held by the Green Venture Capital L.P. of which Donald Green is the General Partner. Also includes 55,734 shares subject to repurchase by the Company.

 (4) Includes 40,000 shares issuable upon exercise of options held by Mr. Dwight, none of which will be vested as of 60 days from March 1, 1999. Also includes 8,556 shares held by the Herbert M. Dwight, Jr. and Jane Dwight Trust.

 (5) Includes 40,000 shares issuable upon exercise of options held by Ms. Ernst, none of which will be vested as of 60 days from March 1, 1999.

 (6) Includes 12,000 shares issuable upon exercise of options held by Mr. Higgerson, none of which will be vested as of 60 days from March 1, 1999.

 (7) Includes 150,000 shares issuable upon exercise of options held by Mr. Rasdal, 121,167 of which shares will be vested as of 60 days from March 1, 1999.

 (8) Includes 52,000 shares issuable upon exercise of options held by Mr. Sozonoff, 19,999 of which shares will be vested as of 60 days from March 1, 1999.

 (9) Includes 4,717 shares issuable upon exercise of options held by Mr. Darbee, all of which shares will be vested as of 60 days from March 1, 1999. Also includes 2,898 shares subject to a right of repurchase by the Company.

(10) Includes 12,630 shares issuable upon exercise of options held by Ms. Millet, all of which will be vested as of 60 days from March 1, 1999. Also includes 12,077 shares subject to a right of repurchase by the Company.

(11) Includes 5,267 shares issuable upon exercise of options held by Mr. Stanfield, 2,600 of which shares will be vested as of 60 days from March 1, 1999. Also includes 33,333 shares subject to a right of repurchase by the Company.

(12) Includes 60,261 shares issuable upon exercise of options held by Mr. Peters, all of which shares will be vested as of 60 days from March 1, 1999. Includes 1,448 shares subject to a right of repurchase by the Company.

(13) Includes 1,085,220 shares issuable upon exercise of options, 880,385 of which shares will be vested as of 60 days from March 1, 1999. Also includes 218,291 shares subject to a right of repurchase by the Company.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the compensation earned by (i) the Company's current Chief Executive Officer (ii) the Company's former Chief Executive Officer, and (iii) the other four most highly compensated executive officers of the Company serving as such as of the end of the last fiscal year, (the "Named Executive Officers"), each of whose total salary and bonus for the year ended December 31, 1998 was in excess of $100,000 for services rendered in all capacities to the Company for such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                       ANNUAL COMPENSATION                COMPENSATION
                                               -----------------------------------   -----------------------
                                                                         OTHER       RESTRICTED   SECURITIES
                                                                         ANNUAL        STOCK      UNDERLYING
                                      FISCAL    SALARY      BONUS     COMPENSATION     AWARDS      OPTIONS
    NAME AND PRINCIPAL POSITION        YEAR       ($)        ($)          ($)          ($)(1)       (#)(2)
    ---------------------------       ------   ---------   --------   ------------   ----------   ----------
Donald Green(3).....................   1998    $260,852    $100,261          --         --         233,200
  Chairman of the Board and            1997     295,769     225,993          --         --          63,200
  Chief Executive Officer              1996     275,000     138,903          --         --         369,804
Carl J. Grivner(4)..................   1998     214,010     143,018     $35,457(5)      --          30,000
  Former President and                 1997     284,231     208,296      73,583(5)      --         302,310
  Chief Executive Officer              1996     235,000     106,349      74,080(5)      --              --
  and Former Director
Peter A. Darbee(6)..................   1998     275,000      63,834      47,691(7)      --         320,467
  Vice President,                      1997     125,000      71,827          --         --         300,000
  Chief Financial Officer,             1996          --          --          --         --              --
  Treasurer and Secretary
Catherine Millet(8).................   1998     210,000      94,500          --         --         252,630
  Vice President,                      1997          --          --          --         --              --
  Development Engineering              1996          --          --          --         --              --
Richard L. Stanfield(9).............   1998     242,417      12,000          --         --          43,000
  Vice President,                      1997          --          --          --         --              --
  North American Sales                 1996          --          --          --         --              --
Gregory A. Peters(10)...............   1998     185,815      74,370      63,409(11)     --         227,413
  Former Vice President,               1997          --          --          --         --              --
  International Operations             1996          --          --          --         --              --

---------------
 (1) Aggregate number of unvested shares of restricted stock and their value at fiscal year end, net of the consideration paid, are as follows: Mr.
     Green -- 66,880 shares, $530,863; Mr. Darbee -- 3,105 shares, ($68,601);
     Ms. Millet -- 12,199 shares, ($213,863); and Mr. Peters -- 1,552 shares, ($34,289). The fair market value at fiscal year end was $8.0938 per share, which in the case of Mr. Darbee, Ms. Millet and Mr. Peters, was less than the consideration paid.

 (2) Includes options for the following number of shares which were granted under the 1998 Stock Option Repricing Program to replace previously granted options for the same numbers of shares which were cancelled in connection with such program: Mr. Green -- 93,200; Mr. Grivner -- 0; Mr. Darbee -- 291,000; Ms. Millet -- 150,000; Mr. Stanfield -- 23,000; and Mr.
     Peters -- 208,000. See "Report of the Compensation Committee on Executive Compensation -- 1998 Stock Option Repricing Program".

 (3) Mr. Green assumed the role of Chief Executive Officer in June 1998.

 (4) Mr. Grivner resigned from the Company in June 1998.

 (5) Represents (i) forgiveness of indebtedness under a promissory note payable to the Company in the following amounts: 1998 -- $35,457; 1997 -- $37,580; 1996 -- $39,703 and (ii) relocation expenses paid by the Company in the following amounts: 1997 -- $36,003; 1996 -- $34,377. See "Certain
     Relationships and Related Transactions".

 (6) Mr. Darbee joined the Company on June 30, 1997.

 (7) Represents forgiveness of indebtedness under a promissory note payable to the Company. See "Certain Relationships and Related Transactions".

 (8) Ms. Millet joined the Company in December 1997, and was appointed an executive officer in February 1998.

 (9) Mr. Stanfield joined the Company in December 1994, and was appointed an executive officer in February 1998.

(10) Mr. Peters joined the Company in June 1997 and was appointed an executive officer in February 1998. He served in this capacity until his separation from the Company in February 1999.

(11) Represents (i) forgiveness of indebtedness under a promissory note payable to the Company in the amount of $23,846 and (ii) relocation expenses paid by the Company in the amount of $39,563. See "Certain Relationships and Related Transactions".

STOCK OPTION GRANTS TO NAMED EXECUTIVE OFFICERS

     The following table sets forth certain information regarding stock option grants made to each of the Named Executive Officers in 1998. No stock appreciation rights were granted to the Named Executive Officers during such year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS(1)
                            --------------------------------------------                 POTENTIAL REALIZABLE VALUE
                                                PERCENT OF     EXERCISE                  AT ASSUMED ANNUAL RATES OF
                               NUMBER OF      TOTAL OPTIONS     OR BASE                 STOCK PRICE APPRECIATION FOR
                              SECURITIES        GRANTED TO       PRICE                         OPTION TERM(3)
                              UNDERLYING        EMPLOYEES      PER SHARE   EXPIRATION   -----------------------------
           NAME             OPTIONS GRANTED   IN FISCAL YEAR      (2)         DATE           5%              10%
           ----             ---------------   --------------   ---------   ----------   -------------   -------------
Donald Green..............       30,000            0.4%         $25.250     12/29/07     $  476,388      $1,207,260
                                 30,000(4)         0.4            7.875     09/14/08        148,576         376,522
                                  3,200(4)         0.0            7.875     09/14/08         15,848          40,162
                                 60,000(4)         0.8            7.875     09/14/08        297,153         753,043
                                 60,000            0.8            8.625     10/27/08        325,453         824,762
                                 50,000            0.7            8.500     12/07/08        267,280         677,341
Carl J. Grivner...........       30,000            0.4           25.250     12/29/07        476,388       1,207,260
Peter A. Darbee...........       11,000            0.1           25.250     12/29/07        174,675         442,662
                                280,000(4)         3.7            7.875     09/14/08      1,386,713       3,514,202
                                 11,000(4)         0.1            7.875     09/14/08         54,478         138,058
                                  3,467            0.0            8.500     12/07/08         18,533          46,967
                                 15,000            0.2            8.500     12/07/08         80,184         203,202
Catherine Millet..........       75,000            1.0           17.875     08/05/08        843,112       2,136,611
                                 15,608(4)         0.2            7.875     09/14/08         77,299         195,892
                                 59,392(4)         0.8            7.875     09/14/08        294,142         745,412
                                 75,000(4)         1.0            7.875     09/14/08        371,441         941,304
                                 10,778            0.1            7.875     12/22/08         53,379         135,272
                                  1,852            0.0            7.875     12/22/08          9,172          23,244
                                 15,000            0.2            8.500     12/07/08         80,184         203,202
Richard L. Stanfield......        8,000            0.1           25.250     12/29/07        126,993         321,799
                                  8,000(4)         0.1            7.875     09/14/08         39,620         100,406
                                 15,000(4)         0.2            7.875     09/14/08         74,288         188,261
                                 12,000            0.2            8.500     12/07/08         64,147         162,562
Gregory A. Peters.........        8,000            0.1           25.250     12/29/07        127,037         321,936
                                  8,000(4)         0.1            7.875     09/14/08         39,620         100,406
                                200,000(4)         2.7            7.875     09/14/08        990,509       2,510,144
                                  1,513            0.0            8.500     12/07/08          8,088          20,496
                                  9,900            0.1            8.500     12/07/08         52,921         134,113

---------------
(1) Except as otherwise indicated under footnote (4) below, each option becomes exercisable for twenty five percent (25%) of the option shares upon the optionee's completion of one year of service measured from the vesting date, and the balance in successive equal monthly installments over the next 36 months of service thereafter. The options will immediately accelerate and become exercisable in full in the event the Company is acquired by merger or asset sale, unless the options are assumed by the acquiring entity.

(2) The exercise price for the shares of Common Stock subject to option grants made under the 1996 Plan may be paid in cash or in shares of Common Stock valued at the fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise.

(3) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations based upon stock price appreciation at the assumed 5% and 10% compounded annual rates (as applied to the estimated fair market value of the option shares on the date of grant, not the current fair market value of those shares) and are not intended to forecast any actual or potential future appreciation, if any, in the value of the Company's stock price. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the Common Stock as well as the option holder's continued employment through the vesting period. The potential realizable value calculation assumes that the option holder waits until the end of the option term to exercise the option.

(4) Each option was granted on September 14, 1998 in replacement of an option for the same number of shares, with a higher option exercise price per share, which was cancelled as of such date pursuant to the 1998 Stock Option Repricing Program. The options may not be exercised prior to September 14, 1999. As of such date, each option will become exercisable for the number of option shares which would have been exercisable and vested as of such date under the higher-priced, cancelled option such new option replaced. After September 14, 1999, each option will continue to become exercisable in accordance with the vesting schedule which applied under the higher-priced, cancelled option. See "Report of the Compensation Committee on Executive Compensation -- 1998 Stock Option Repricing Program".

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information with respect to the Named Executive Officers concerning their option exercises during 1998 and their option holdings as of December 26, 1998. None of the Named Executive Officers held any stock appreciation rights at the end of that fiscal year.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                        NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                             UNDERLYING                    IN-THE-MONEY
                            SHARES                    UNEXERCISED OPTIONS AS OF            OPTIONS AS OF
                           ACQUIRED                    DECEMBER 26, 1998(2)(3)         DECEMBER 26, 1998(4)
                              ON         VALUE       ---------------------------    ---------------------------
          NAME             EXERCISE   REALIZED(1)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
          ----             --------   -----------    -----------   -------------    -----------   -------------
Donald Green.............  185,000    $3,679,250       406,088        191,916        $725,409       $160,423
Carl J. Grivner..........   86,001     2,797,475            --             --              --             --
Peter A. Darbee..........   20,000       381,875       118,467        191,000          25,162         38,509
Catherine Millet.........       --            --        12,630        165,000           2,763         32,820
Richard L. Stanfield.....  125,733     2,199,181         8,339         30,928           9,427         26,941
Gregory A. Peters........       --            --        59,848        159,565          12,764         32,747

---------------
(1) Based upon the difference between the option exercise price paid and the fair market value of the Company's Common Stock on the date of exercise.

(2) Certain of these options were granted under the 1996 Plan. In general, the option becomes exercisable for twenty five percent (25%) of such option shares upon the optionee's completion of one year of service measured from the vesting date, and the balance in successive equal monthly installments over the next 36 months of service thereafter. Accordingly, the table reflects such vested option shares in the "exercisable" column as follows:
    Mr. Green -- 31,284; Mr. Grivner -- 0; Mr. Darbee -- 118,467; Ms.
    Millet -- 12,630; Mr. Stanfield -- 7,272; and Mr. Peters -- 59,848. In addition, the table reflects such unvested option shares in the "unexercisable" column as follows: Mr. Green -- 171,916; Mr. Grivner -- 0; Mr. Darbee -- 191,000; Ms. Millet -- 165,000; Mr. Stanfield -- 27,728; and
    Mr. Peters -- 159,565.

(3) Certain of these options were granted under the predecessor equity incentive plan to the 1996 Plan (the "Predecessor Plan"). Each such option is immediately exercisable for all the option shares, but any shares purchased under the options are subject to repurchase by the Company, at the exercise price paid per share, in the event the optionee terminates employment prior to vesting in those shares. Accordingly, the table reflects such vested option shares for which the Company's right of repurchase has lapsed in the "exercisable" column as follows: Mr. Green -- 374,804; Mr. Grivner -- 0; Mr. Darbee -- 0; Ms. Millet -- 0; Mr. Stanfield -- 1,067; and Mr. Peters -- 0. In addition, the table reflects such unvested option shares for which the Company's right of repurchase has not lapsed in the "unexercisable" column as follows: Mr. Green -- 20,000; Mr. Grivner -- 0; Mr. Darbee -- 0; Ms. Millet -- 0; Mr. Stanfield -- 3,200; and Mr. Peters -- 0.

(4) Based on the fair market value of the Company's Common Stock on December 26, 1998 ($8.0938 per share) less the exercise price payable for such shares.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     The Compensation Committee as Plan Administrator of the 1996 Plan has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers or any unvested shares actually held by those individuals under the 1996 Plan or the Predecessor Plan, in the event the Company is acquired by merger or asset sale or there is a hostile change in control effected by a successful tender or exchange offer for more than 50% of the Company's outstanding voting securities or a change in the majority of the Board as a result of one or more contested elections for board membership. Alternatively, the Compensation Committee has provided for such accelerated vesting upon the individual's involuntary termination of service within eighteen
(18) months following the acquisition or hostile change in control.

     With respect to options granted to the Company's Chief Executive Officer and other executive officers on September 14, 1998 under the 1998 Stock Option Repricing Program, should the optionee's employment be terminated by the Company other than for cause prior to September 14, 1999, the option will accelerate and become exercisable for the number of vested option shares, if any, which were exercisable as of September 14, 1998 under the higher-priced cancelled option, which such option replaced.

     Carl J. Grivner, the Company's former President and Chief Executive Officer, resigned from the Company effective June 26, 1998. In connection with his resignation, Mr. Grivner and the Company entered into a Termination Agreement and General Release, pursuant to which the Company agreed to forgive the outstanding loan balance on a note payable to the Company in the amount of $35,457. See "Certain Relationships and Related Transactions".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors currently consists of Messrs. Higgerson, Sozonoff and Dwight. None of these individuals was an officer or employee of the Company at any time during the 1998 fiscal year or at any other time.

     No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed of three outside directors within the meaning of Section 162(m) of the Internal Revenue Code, and develops and oversees the Company's executive compensation strategy. The Company's executive compensation strategy is designed to facilitate recruiting and retaining highly qualified executives, supporting achievement of the Company's business objectives and enhancing stockholder value. The Committee reviews, on an ongoing basis, all aspects of executive compensation. In addition, the Committee recommends for consideration and approval by all of the outside directors, the compensation for the Chairman of the Board.

     The Committee's executive compensation philosophy is designed to address the needs of the Company, its executives and its stockholders. The executive compensation program is structured to:

     - Reinforce the importance of management's focus on enhancing stockholder value;

     - Ensure alignment of management's compensation with the annual and long-term performance of the Company;

     - Reward exceptional performance by means of competitive compensation opportunities; and

     - Enable the Company to attract and retain a highly qualified management team.

     The three key elements of the Company's compensation program are base salary, a management incentive bonus plan and long-term incentives, which consist primarily of stock options.

BASE SALARY

     The Committee annually reviews each executive's base salary. The expected salary range for each position is established at between the 50th and 75th percentile of comparable positions of similar companies as determined by external industry surveys of compensation of executives in similar positions. Actual paid salaries are determined by the executives' experience and performance. In making comparisons with the compensation of executives of similar companies, the Committee considers national salary survey data for companies comparable to the Company with respect to size and gross revenues. The Committee believes that the Company competes with these organizations for executive talent.

     In determining salary adjustments, the Committee considers the Company's growth in earnings and revenues and the executive's performance level, as well as other factors relating to the executive's specific responsibilities. Additional factors considered include the executive's length of time in the position, experience, skills, potential for advancement, responsibility and current salary in relation to the expected level of pay for the position. The Committee does not apply a specific formula or weight to the factors considered. For 1998 the Committee exercised its discretionary judgment based upon the criteria listed above and the recommendations of the Chief Executive Officer to determine the appropriate salary adjustments.

ANNUAL INCENTIVE COMPENSATION

     All executives at the Director level and above participate in the AFC Management Incentive Plan ("MIP"). At the beginning of each year, the Committee establishes performance goals for the Company for that year. These goals are tied to the Company's annual operating plan and include revenues, gross margins, and operating profit. The MIP provides for payment of a designated amount based upon achievement of specific financial objectives as well as individual performance. Performance is measured as a percent of attainment against these objectives.

     Additionally, at the beginning of each year the Committee establishes incentive award guidelines for the four levels of participants in the MIP. The percentage of total annual pay attributable to incentive compensation increases proportionately with the executive's level of management responsibility.

     MIP bonuses are paid quarterly up to 125% of Company performance goals determined by weighted financial parameters consisting of revenues, gross margin and operating profit. In the event performance exceeds 125% of targeted goals for the year, the additional bonus amount in excess of the 125% is paid out annually. Once the potential bonus amount is determined for each level of participation, the actual bonus paid per participant is composed of a nondiscretionary amount of 70% and discretionary amount of 30% of the potential bonus. Receipt of any or all of the 30% is based on the participant's performance for the quarter.

LONG-TERM INCENTIVE COMPENSATION

     Long-term incentives are linked to the growth in the value of the Company's Common Stock and consist primarily of stock options. All stock options have been granted with an exercise price equal to the fair market value of the stock at the time of grant, and, therefore provide no compensation to the executive unless the value of the stock increases. The Committee encourages executives to maintain a long-term ownership position in the Company's Common Stock. The Committee believes that through the use of stock options the interests of the Company's executives are directly related to enhancing stockholder value.

     Each year, the Committee establishes guidelines and incentive stock option amounts based on position level, base salary and current competitive practice as indicated by industry compensation surveys of comparable companies. Individual departments then make their recommendations to the Chief Executive

Officer based on each individual's past and expected contributions to the achievement of the Company's long-term performance goals. The Chief Executive Officer adjusts and/or approves the recommendations that are forwarded to the Committee. The Committee approves incentive stock option awards to executives based on its discretionary judgment, taking into consideration the above mentioned criteria and recommendations. To ensure that these stock option grants are linked to performance, the Committee does not consider prior stock option grants when making these awards.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Carl J. Grivner was the President and Chief Executive Officer of the Company until June 26, 1998, when the Board of Directors accepted his resignation. Donald Green, one of the original founders of the Company, Chairman of the Board and former Chief Executive Officer, assumed the role of Chief Executive Officer upon Mr. Grivner's resignation.

     Upon his assumption of the role of Chief Executive Officer in June 1998, Mr. Green received an option to purchase 60,000 shares of the Company's Common Stock at an exercise price of $8.625 per share, the fair market value per share of Common Stock on the October 27, 1998 option grant date. The option was scheduled to become exercisable for all of the option shares on the sixth anniversary of the option grant date, subject to acceleration in full in the event that Mr. Green satisfied certain performance criteria. On February 11, 1999, the Compensation Committee determined that Mr. Green had satisfied such performance criteria and the option became exercisable in full as of that date.

     In determining Messrs. Green and Grivner's base salary, incentive compensation and long-term incentive compensation for 1998, the Committee considered both the Company's performance and each individual's performance by the same measures described above for determining executive compensation.

DEDUCTION LIMIT FOR EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to the Chief Executive Officer and the four other most highly compensated officers of a public company to $1 million per officer in any year, but contains an exception for performance-based compensation that satisfies certain conditions.

     The Company's 1996 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 1996 Stock Incentive Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

     While it is unlikely that other compensation payable to any executive officer would exceed the deduction limit in the near future, the Committee has not yet considered whether it will seek to qualify compensation other than options for the performance-based exception or will prohibit the payment of compensation that would exceed the deduction limit. However, in approving the amount and form of compensation for executive officers, the Committee will continue to consider all elements of cost to the Company of providing that compensation.

1998 STOCK OPTION REPRICING PROGRAM

     Competition for skilled electrical engineers and other key employees in the telecommunications industry is intense and the use of significant stock options for retention and motivation of such personnel is widespread in the high technology industries. The Committee and the Board believe that stock options are a critical component of the compensation offered by the Company to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions to the success of the Company. During the first three quarters of 1998, the market price of the Company's common stock decreased substantially from a high of $44.50 to a low of $6.00 by the third quarter of 1998. In light of this substantial decline in market price, the Board believed that the large numbers of outstanding stock options with an exercise price in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance.

     Accordingly, on August 26, 1998, the Board approved the Company's 1998 Stock Option Repricing Program. Pursuant to that program, each employee of the Company, including the Company's executive officers, who held an outstanding stock option with an exercise price of $12.50 or more (a "Higher-Priced Option"), was given an opportunity to surrender such Higher-Priced Option for cancellation and receive, as of September 14, 1998, a replacement option (a "New Option"), for the same number of shares, at an exercise price of $7.875 per share, the fair market value per share of Common Stock on September 14, 1998.

     In accordance with the terms of the New Options granted to the Company's executive officers and certain key employees, no option shares will become exercisable for a period of one year from the September 14, 1998 repricing date. As of September 14, 1999, each New Option will become exercisable for the number of option shares which would have been exercisable and vested as of such date under the Higher-Priced Option such new option replaced. After September 14, 1999, each New Option granted to the Company's executive officers and key employees will continue to vest and become exercisable in accordance with the original vesting schedule which applied under the Higher-Priced Option such option replaced. With respect to all other employees, each New Option will become exercisable on March 15, 1999 for the number of option shares which would have been exercisable under the respective Higher-Priced Option as of that date and, thereafter, each New Option will continue to vest in accordance with the original vesting schedule which applied under such Higher-Priced Option.

     As a result of the vesting schedules imposed on the New Options, the Compensation Committee believes that the program strikes an appropriate balance between the interests of the option holders and those of the stockholders. The lower exercise prices in effect under the New Options make those options valuable once again to the executive officers and key employees critical to the Company's financial performance. However, those individuals will enjoy the benefits of the New Options only if they remain in the Company "s employ and contribute to the Company's financial success.

April 14, 1999

           COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

                             Clifford H. Higgerson
                                 Alex Sozonoff
                                  Herb Dwight

REPORT ON REPRICING OF OPTIONS/SARS

                         TEN-YEAR OPTION/SAR REPRICINGS

     The following table sets forth information regarding all of the options repriced between the date of the Company's initial public offering and December 26, 1998 that were held by persons who were executive officers of the Company at the time of the applicable repricing:

                                           SECURITIES                                                  LENGTH OF
                                           UNDERLYING    MARKET PRICE                               ORIGINAL OPTION
                                           NUMBER OF     OF STOCK AT    EXERCISE PRICE              TERM REMAINING
                                          OPTIONS/SARS     TIME OF        AT TIME OF       NEW        AT DATE OF
                                          REPRICED OR    REPRICING OR    REPRICING OR    EXERCISE    REPRICING OR
            NAME                 DATE      AMENDED(#)    AMENDMENT($)    AMENDMENT($)    PRICE($)      AMENDMENT
            ----               --------   ------------   ------------   --------------   --------   ---------------
Peter A. Darbee..............  09/14/98     280,000         $7.875         $22.5000       $7.875      8.68 years
  Vice President, Chief        09/14/98      11,000          7.875          25.2500        7.875      9.29 years
  Financial Officer,
  Treasurer and Secretary
Karen L. Godfrey.............  09/14/98         630          7.875          26.5000        7.875      8.34 years
  Vice President and           09/14/98       8,000          7.875          26.5000        7.875      8.34 years
  Controller.................  09/14/98      10,000          7.875          25.2500        7.875      9.29 years
Donald Green.................  09/14/98       3,200          7.875          26.5000        7.875      8.34 years
  Chairman of the Board and    09/14/98      60,000          7.875          26.5000        7.875      8.34 years
  Chief Executive Officer      09/14/98      30,000          7.875          25.2500        7.875      9.29 years
James T. Hoeck...............  09/14/98         960          7.875          26.5000        7.875      8.34 years
  Vice President and Chief     09/14/98      20,000          7.875          26.5000        7.875      8.34 years
  Technical Officer            09/14/98      10,000          7.875          25.2500        7.875      9.29 years
Glenn Lillich................  09/14/98       1,300          7.875          26.5000        7.875      8.34 years
  Former Vice President        09/14/98      21,150          7.875          26.5000        7.875      8.34 years
  Strategic Programs           09/14/98      12,444          7.875          35.2500        7.875      9.01 years
                               09/14/98      37,556          7.875          35.2500        7.875      9.01 years
                               09/14/98       8,000          7.875          25.2500        7.875      9.29 years
                               09/14/98       5,000          7.875          31.0625        7.875      9.39 years
Catherine Millet.............  09/14/98      15,608          7.875          25.6250        7.875      9.27 years
  Vice President,              09/14/98      59,392          7.875          25.6250        7.875      9.27 years
  Development Engineering      09/14/98      75,000          7.875          17.8750        7.875      9.89 years
Gregory A. Peters............  09/14/98     200,000          7.875          26.1250        7.875      9.16 years
  Former Vice President,       09/14/98       8,000          7.875          25.2500        7.875      9.29 years
  International Operations
Richard L. Stanfield.........  09/14/98      15,000          7.875          26.5000        7.875      8.34 years
  Vice President,              09/14/98       8,000          7.875          25.2500        7.875      9.29 years
  North American Sales
Gregory S. Steele............  09/14/98         920          7.875          26.5000        7.875      8.34 years
  Chief Operating Officer      09/14/98      22,000          7.875          26.5000        7.875      8.34 years
                               09/14/98      12,700          7.875          35.2500        7.875      9.01 years
                               09/14/98      37,300          7.875          35.2500        7.875      9.01 years
                               09/14/98      13,000          7.875          25.2500        7.875      9.29 years
John W. Webley...............  09/14/98         960          7.875          26.5000        7.875      8.34 years
  Vice President, Marketing    09/14/98      20,000          7.875          26.5000        7.875      8.34 years
                               09/14/98      10,000          7.875          25.2500        7.875      9.29 years

                               PERFORMANCE GRAPH

     The following performance graph compares the cumulative total return on the Company's Common Stock with a comparable return of the S&P 500 Index (the "S&P 500") and the S&P High Technology Composite Index (the "Peer Group").

     The graph assumes that $100 was invested at the time of the Company's initial public offering on October 1, 1996 in each of the Company's Common Stock, the S&P 500 and the Peer Group, and that dividends in the S&P 500 and Peer Group were reinvested.

         COMPARISON OF ADVANCED FIBRE COMMUNICATIONS, INC., THE S&P 500
                          AND THE COMPANY'S PEER GROUP

                                                           AFC                       S&P 500                   PEER GROUP
                                                           ---                       -------                   ----------
10/1/96                                                    100                         100                         100

10/31/96                                                   128                         102                         100

11/29/96                                                   110                         109                         114

12/27/96                                                   120                         109                         114

1/31/97                                                    108                         113                         120

2/28/97                                                     73                         114                         111

3/31/97                                                     72                         108                         108

4/30/97                                                     89                         115                         119

5/30/97                                                    123                         123                         125

6/30/97                                                    135                         128                         134

7/31/97                                                    156                         138                         156

8/29/07                                                    139                         130                         151

9/30/97                                                    183                         130                         157

10/31/97                                                   130                         140                         140

11/26/97                                                   119                         138                         145

12/31/97                                                   131                         141                         138

1/30/98                                                    133                         142                         148

2/27/98                                                    134                         152                         163

3/31/98                                                    163                         160                         165

4/30/98                                                    190                         161                         173

5/29/98                                                    166                         158                         163

6/30/98                                                    184                         164                         177

7/31/98                                                     89                         162                         183

8/28/98                                                     38                         138                         152

9/30/98                                                     31                         147                         173

10/30/98                                                    44                         159                         185

11/30/98                                                    40                         168                         204

12/31/98                                                    50                         177                         230

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 1995, the Company loaned to Carl J. Grivner, then the President and Chief Operating Officer of the Company, the sum of $100,000 to assist him in relocating to Northern California. Such loan bore interest at the rate of 6.37% per annum, with accrued interest due and payable annually on July 19 of each year, and the principal of such loan due and payable in three equal installments on July 19 of 1996, 1997 and 1998. In each of August 1996, August 1997 and June 1998, the Company forgave one-third of the principal balance and interest accrued through July 19, 1996, July 19, 1997 and June 26, 1998, respectively.

     In June 1997, the Company issued 4,968 shares of restricted Common Stock to Peter A. Darbee, the Company's Vice President, Chief Financial Officer, Treasurer and Secretary. The shares were issued at $30.1875 per share in connection with his commencement of employment. Mr. Darbee delivered a promissory note to the Company in the amount of $149,972 in payment for the shares. The note is secured by shares of Common Stock owned by Mr. Darbee and bears interest at the rate of 6.8% per annum, with the entire principal balance, together with all accrued or unpaid interest, due and payable on July 1, 2002. In October 1998, the Company agreed to forgive one-fourth of the principal balance and interest accrued through June 30, 1998 equal to $47,691.

     In June 1997, the Company issued 2,484 shares of restricted Common Stock to Gregory A. Peters, the Company's former Vice President, International Operations. The shares were issued at $30.1875 per share in connection with his commencement of employment. Mr. Peters delivered a promissory note to the Company in the amount of $74,896 in payment for the shares. The note is secured by shares of Common Stock owned by Mr. Peters and bears interest at the rate of 6.8% per annum, with the entire principal balance, together with all accrued or unpaid interest, due and payable on July 1, 2002. In October 1998, the Company agreed to forgive one-fourth of the principal balance and interest accrued through June 30, 1998 equal to $23,846.

     In June 1997, the Company loaned to Mr. Peters the sum of $100,000 to assist him in relocating to Northern California. Such loan bears interest at the rate of 6.23% per annum, with accrued interest due and payable annually on June 30 of each year, and the principal of such loan due and payable in three equal installments on June 30 of 1998, 1999 and 2000. In June 1998, the Company forgave one-third of the principal balance and interest accrued through June 30, 1998 equal to $39,563.

     In December 1997, the Company issued 2,926 shares of restricted Common Stock at $25.625 per share to Catherine Millet, the Company's Vice President, Development Engineering in connection with Ms. Millet's commencement of employment. Ms. Millet delivered a promissory note to the Company in the amount of $74,979 in payment for the shares. The note is secured by shares of Common Stock owned by Ms. Millet and bears interest at the rate of 5.93% per annum, with the entire balance of the note together with all accrued and unpaid interest due and payable on December 23, 2002. In February 1999, the Company agreed to pay a cash bonus to Ms. Millet equal to $23,257. The cash bonus payment was applied to the indebtedness under the note that represented one-fourth of the principal balance and interest accrued through December 22, 1998. The Company has also agreed to pay a cash bonus equal to one-fourth of the principal and accrued interest in each of the 2000 through 2002 calendar years to be applied to the indebtedness under the note, provided Ms. Millet remains in the Company's service through such date.

     In December 1997, the Company also issued 15,000 shares of restricted Common Stock at $25.625 per share to Ms. Millet in connection with Ms. Millet's commencement of employment. Ms. Millet delivered a promissory note to the Company in the amount of $384,375 in payment for the shares. The note is secured by shares of Common Stock owned by Ms. Millet and bears interest at the rate of 5.6% per annum, with the entire balance of the note together with all accrued and unpaid interest due and payable on December 23, 2000. In February 1999 the Company agreed to pay a cash bonus to Ms. Millet equal to $149,951. The cash bonus payment was applied to the indebtedness under the note that represented one-third of the principal balance and interest accrued through December 22, 1998. The Company has also agreed to pay a cash bonus equal to one-third of the principal and accrued interest in each of the 2000 through 2001 calendar years to be applied to the indebtedness under the note, provided Ms. Millet remains in the Company's service through such date.

     The Company and Tellabs Operations, Inc. ("Tellabs Operations"), a subsidiary of Tellabs, Inc., a stockholder of the Company, entered into a License and Marketing Agreement on December 23, 1996. Under the License and Marketing Agreement, the Company granted to Tellabs Operations a license to use the UMC technology in the development, manufacture, and distribution of coaxial systems for specified markets. In return, the Company will receive royalties from the sale of these systems. The License and Marketing Agreement was terminated on February 20, 1998 and replaced by a Letter of Agreement ("LOA"). In 1998, the Company received $6,189,480 in connection with the LOA.

     The Company has granted options to certain of its directors and executive officers. See "Executive Compensation" and "Security Ownership of Certain Beneficial Owners and Management."

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon review of the copies of Section 16(a) reports received by the Company, and written representations that no other reports were required, the Company believes that there was compliance for the 1998 fiscal year with all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent stockholders, except that Mr. Green inadvertently filed one Form 4 late reporting three transactions.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be considered at the 2000 Annual Meeting of Stockholders (the "2000 Meeting") must be received by the Company no later than December 15, 1999. The proposal must be mailed to the Company's principal executive offices, 1 Willow Brook Court, Petaluma, California 94954. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. Other matters may be put to a vote at the 2000 Meeting even if not included in next year's proxy statement. However, the management proxies have the discretion to disallow the matter to be put to a vote if it does not meet Rule 14a-4(c)(1) under Regulation 14A of the Securities Exchange Act of 1934.

                                 OTHER MATTERS

     Management does not know of any matters to be presented at the Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

     It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE THE ACCOMPANYING PROXY PROMPTLY AND RETURN IT IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                          By Order of the Board of Directors,
                                          /s/ Donald Green
                                          Donald Green
                                          Chairman of the Board

April 14, 1999
Petaluma, California

                                                                      1563-PS-99

                                   [AFC LOGO]


                                  DETACH HERE
--------------------------------------------------------------------------------

                                     PROXY

                      ADVANCED FIBRE COMMUNICATIONS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Advanced Fibre Communications, Inc. (the "Corporation") hereby appoints Peter A. Darbee and Karen L. Godfrey, and each or either of them, with full power of substitution in each of them, as proxies of the undersigned, and hereby authorizes them to represent and to cast all votes as designated below, which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders to be held at 2:00 p.m. on May 25, 1999, at the offices of the Corporation, 2200 South McDowell Blvd., Petaluma, California 94954, and at any adjournments thereof, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned stockholder. The Board recommends a vote FOR Proposals 1 and 2. UNLESS CONTRARY DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1999 AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Corporation either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE                                                         SEE REVERSE
   SIDE                                                                SIDE

                                                             THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.


Dear Stockholder:

The officers and directors of Advanced Fibre Communications, Inc. ("AFC") cordially invite you to attend the Annual Meeting of Stockholders to be held on May 25, 1999 at 2:00 p.m. at the offices of AFC, 2200 South McDowell Blvd., Petaluma, California.

Please review the important information enclosed with this Proxy. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

/s/ DONALD GREEN
-------------------------
    Donald Green
    Chairman of the Board

                                  DETACH HERE
-------------------------------------------------------------------------------




[X] Please mark
    votes as in
    this example.

   1. Election of Directors.                                                      FOR   AGAINST   ABSTAIN

      Nominees: Donald Green and Dan Rasdal     2. Ratify the appointment of      [ ]     [ ]       [ ]
                                                   KPMG LLP as independent
                FOR      WITHHELD                  auditors of the Corporation.
                [ ]        [ ]
                                                3. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before
                                                   the meeting.
   [ ]_______________________________________
      For both nominees except as noted above

                                                MARK HERE IF YOU PLAN TO ATTEND THE MEETING        [ ]

                                                MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT      [ ]

                                                Please sign exactly as your name appears hereon. Joint
                                                owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such.
                                                If signing for a corporation, please sign in full corporate name by a duly authorized officer. If signing for a partnership, please sign in partnership name by an authorized person.


Signature:____________________________ Date:_____________ Signature:____________________________ Date:_____________